EXHIBIT 10.6.2

                        [LETTERHEAD OF LAIDLAW & COMPANY]

February 9, 2005

Caprius, Inc.
1 Parker Plaza
Fort Lee, NJ  07024

Attention: George Aaron, Chief Executive Office

RE:  FINANCIAL ADVISORY AGREEMENT

Dear George:

This letter is written to amend the Financial Advisory Agreement entered into on January 11, 2005. With regard to paragraph 1, The Offering, the amount of capital to be raised shall be increased to a maximum of $4.5 million. With regard to paragraph 2 and 2(b), Fees and Expenses, the cash fee will be reduced to 8% of the gross proceeds received and the amount of warrants payable will increase to l.5 million warrants at an exercise price of $0.28. With regard to paragraph 2 (a) legal fees will be capped at $15,000. With regard to paragraph 3
(c) Laidlaw waives its right to name two members to the Board of Directors.

All of the other terms and conditions will be consistent with the January l1, 2005 letter agreement.

                                           Very truly yours,
                                           LAIDLAW & CO. (UK) LTD.


                                           By:
                                               -----------------------------
                                               Robert Bonaventura, President

Confirmed and accepted as of
the 10th day of February, 2005

CAPRIUS, INC.

By:
    -------------------------------------
    George Aaron, Chief Executive Officer